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   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                    PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Financial Highlights", "Financial Statements", and "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 23 under the Securities Act of 1933 and Amendment No. 24 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-50208 and 811-7062) and related Prospectus and Statement of Additional Information of Pacific Global Fund, Inc. dba Pacific Advisors Fund Inc. and to the incorporation by reference therein of our report dated January 21, 2005, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Los Angeles, California
April 29, 2005